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                        April 1, 2024

       Alan Rootenberg
       Chief Financial Officer
       Clearmind Medicine Inc.
       101     1220 West 6th Avenue
       Vancouver, British Columbia

                                                        Re: Clearmind Medicine
Inc.
                                                            Form 20-F for the
fiscal year ended October 31, 2023
                                                            Filed January 29,
2024
                                                            File No. 001-41557

       Dear Alan Rootenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences